Exhibit 10.1

Repurchase Agreement

September 19, 2023

Ladies and Gentlemen:

Introductory. Permian Resources Operating, LLC, a Delaware limited liability company (the “Company”), proposes to repurchase (the “Repurchase”) from each of NGP XI US Holdings, L.P. (“NGP XI”), NGP Pearl Holdings II, L.L.C. (“NGP Pearl”) and Luxe Energy, LLC (“Luxe” and, collectively with NGP XI and NGP Pearl, the “Holders”), common units representing limited liability company interests in the Company (“Units”), on the terms and subject to the conditions set forth herein. The Company and the Holders agree that the Repurchase contemplated hereby is being effected in lieu of the exercise by the Holders of their redemption rights described in Section 11.01 of the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 1, 2022 (the “LLC Agreement”), and the exercise by the Company of its right of Cash Settlement (as defined in the LLC Agreement) described in Section 11.01 of the LLC Agreement in connection with the offering contemplated by the Underwriting Agreement (as defined below). The parties hereto (including the Corporation (as defined below)) further approve and consent to the transactions contemplated hereby.

Concurrently with this Repurchase Agreement (this “Agreement”), Permian Resources Corporation, a Delaware corporation and the managing member of the Company (the “Corporation”), is entering into an underwriting agreement, dated as of the date hereof (the “Underwriting Agreement”), with the Holders and J.P. Morgan Securities LLC, BofA Securities, Inc. and Truist Securities, Inc., as representatives of the several underwriters listed therein (the “Underwriters”), pursuant to which the Holders have agreed to sell to the several Underwriters 21,450,000 shares (the “Firm Shares”) of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). The Holders also agreed to sell to the several Underwriters, at the option of the Underwriters, an aggregate of not more than 3,217,500 additional shares (the “Optional Shares” and, together with the Firm Shares, the “Offered Shares”) of Class A Common Stock.

The Company hereby confirms its agreements with the Holders as follows:

Section 1. Purchase, Sale and Delivery of the Subject Units.

(a) The Subject Units. Upon the terms and subject to the conditions set forth herein, the Company agrees to repurchase from NGP XI, NGP Pearl and Luxe, and each of NGP XI, NGP Pearl and Luxe agrees to sell to the Company, 569,918 Units, 284,495 Units and 1,345,587 Units, respectively, (collectively, the “Subject Units”). The Subject Units shall be sold to the Company at the Repurchase Price. As used herein, “Repurchase Price” shall mean $12.6911 per Subject Unit and corresponding Subject Class C Share (as defined below). In connection with the Repurchase, each of the Holders agrees to surrender to the Corporation for cancellation a number of shares of Class C Common Stock, par value $0.0001 per share, of the Corporation equal to the number of Subject Units such Holder delivers on the Closing Date (as defined below) (the “Subject Class C Shares”).

(b) The Closing Date. Payment for the Subject Units shall be made to the Holders in Federal or other funds immediately available in New York City against delivery of the Subject Units from each such Holder’s account to the Company on September 22, 2023 (the “Closing Date”), or at such other time and on such other date as the Company and the Holders shall mutually agree in writing. Payment shall be made to the accounts that the Holders have previously notified the Company in writing.

(c) Delivery of the Subject Units. The Subject Units shall be delivered to the Company on the Closing Date for the account of the Company, and the Subject Class C Shares will be so surrendered.

(d) Tax Treatment of the Repurchase. The Corporation, the Company and the Holders agree for U.S. federal income tax purposes and for purposes of any applicable state income tax laws that incorporate or follow U.S. federal income tax principles, to treat the Repurchase of the Subject Units as a distribution of cash by the Company to the Holders to which Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”), applies. The Corporation, the Company and the Holders agree to file all income tax returns consistent with the tax treatment described in this Section 1(d), and none of them shall take any tax position inconsistent with such tax treatment unless otherwise required by a final “determination” (as defined in Section 1313(a) of the Code).

(e) Payment of Expenses. The Corporation, the Company and the Holders agree that the Corporation will pay all legal fees and expenses of the Holders in connection with the transactions contemplated by this Agreement.

Section 2. Representations of the Parties.

(a) Representations of the Holders. Each Holder, severally and not jointly, represents and warrants to, and agrees with, the Company that:

i.

Title to Securities. The Holder has and on the Closing Date will have, valid and unencumbered title to the Subject Units to be delivered by such Holder on the Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Subject Units to be delivered by such Holder on the Closing Date hereunder; and upon the delivery of and payment for the Subject Units on the Closing Date hereunder the Company will acquire valid and unencumbered title to the Subject Units to be delivered by such Holder on the Closing Date.

ii.

Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Holder for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Subject Units, except filings by such Holder with the U.S. Securities and Exchange Commission in connection with such sale, such as have been obtained, or made, other than those that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

iii.

No Conflicts. The execution, delivery and performance by the Holder of this Agreement, and the sale of the Subject Units will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Holder is a party or by which the Holder is bound or to which any property or asset of the Holder is subject, except as otherwise would not reasonably be expected, individually or in the aggregate, to have a material adverse effect, (ii) result in any violation of the provisions of the certificate of formation or limited liability company agreement or similar organizational documents of the Holder or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except as otherwise would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

iv.	Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Holder.

v.	Organization and Good Standing. The Holder has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Representations of the Company.

i.

Authorization of Agreement. The Company has full right, power and authority to enter into this Agreement and to purchase all of the Subject Units. This Agreement has been duly authorized, executed and delivered by the Company.

ii.

Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the purchase of the Subject Units, except such as have been obtained, or made, other than those that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

iii.

No Conflicts. The execution, delivery and performance by the Company of this Agreement, and the purchase of the Subject Units will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any property or asset of the Company is subject, except as otherwise would not reasonably be expected, individually or in the aggregate, to have a material adverse effect, (ii) result in any violation of the provisions of the certificate of formation or limited liability company agreement or similar organizational documents of the Company or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except as otherwise would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

iv.	Organization and Good Standing. The Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.

v.

Available Funds. On the Closing Date, the Company will have sufficient funds available to consummate the transactions contemplated hereby, including the purchase by the Company of all of the Subject Units.

Section 3. Manager Approval. Pursuant to Section 10.1(b) of the LLC Agreement, the Corporation, as the Company’s Manager (such term as defined in the LLC Agreement), hereby consents to the transactions contemplated by this Agreement.

Section 4. Conditions of the Obligations of the Company and the Holders. The obligations of the Holders to deliver the Subject Units and of the Company to repurchase and pay for the Subject Units, in each case as provided herein, shall be subject to the timely performance by the Holders and the Company of each of their respective covenants and other obligations hereunder.

If the conditions specified in this Section 4 are not satisfied when and as required to be satisfied, this Agreement may be terminated by each Holder (so long as it is not in breach of its obligations pursuant to this Agreement), solely with respect to such Holder, by written notice to the Company or by the Company (so long as it is not in breach of its obligations pursuant to this Agreement) by written notice to each Holder at any time on or prior to the Closing Date, which termination shall be without liability on the part of either party to the other party, except that Section 8 shall at all times be effective and shall survive such termination. In addition, this Agreement shall automatically terminate if the Underwriting Agreement has been terminated, without any purchase of Class A Common Stock thereunder.

Section 5. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or e-mailed and confirmed to the parties hereto as follows:

If to the Company:

Permian Resources Operating, LLC

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

E-mail: john.bell@permianres.com

Attention: John Bell

If to NGP XI:

NGP XI US Holdings, L.P.

2850 N. Harwood St., Suite 1900

Dallas, Texas 75201

E-mail: jzlotky@ngpenergy.com

Attention: General Counsel

If to NGP Pearl:

NGP Pearl Holdings II, L.L.C.

2850 N. Harwood St., Suite 1900

Dallas, Texas 75201

E-mail: jzlotky@ngpenergy.com

Attention: General Counsel

If to Luxe:

Luxe Energy, LLC

2850 N. Harwood St., Suite 1900

Dallas, Texas 75201

E-mail: jzlotky@ngpenergy.com

Attention: General Counsel

Any party hereto may change the address for receipt of communications by giving written notice to the other party.

Section 6. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of Units from any Holder merely by reason of such purchase.

Section 7. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 8. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. The Company and the Holders hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in any federal court of the District of Delaware or the Chancery Court of the State of Delaware (each, a “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of a Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in a Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in a Delaware Court has been brought in an improper or inconvenient forum.

Section 9. General Provisions. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PERMIAN RESOURCES OPERATING, LLC

By:	/s/ Guy Oliphint
Name:	Guy Oliphint
Title:	Executive Vice President and Chief Financial Officer

PERMIAN RESOURCES CORPORATION, for the purpose of consenting to the transfer of the Units by the Holders pursuant to Section 3 of this Agreement

By:	/s/ Guy Oliphint
Name:	Guy Oliphint
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Repurchase Agreement]

HOLDER

NGP XI US HOLDINGS, L.P.

By: NGP XI Holdings GP, L.L.C., its general partner

By:	/s/ Chris Carter
Name:	Chris Carter
Title:	Authorized Person

[Signature Page to Repurchase Agreement]

HOLDER

NGP PEARL HOLDINGS II, L.L.C.

By:	/s/ Craig Glick
Name:	Craig Glick
Title:	Authorized Person

[Signature Page to Repurchase Agreement]

HOLDER

LUXE ENERGY LLC

By:	/s/ Craig Glick
Name:	Craig Glick
Title:	Manager

[Signature Page to Repurchase Agreement]